EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2009 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Flushing Financial Corporation on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Flushing Financial Corporation on Form S-8 (File Nos. 33-98202, effective October 16, 1995; 333-125358, effective May 31, 2005; 333-136669, effective August 16, 2006; 333-151185, effective May 23, 2008; and 333-151187, effective May 23, 2008), and Form S-3 (File Nos. 333-155762, effective January 8, 2009; and 333-156968, effective February 20, 2009).

/S/ GRANT THORNTON LLP
New York, New York

March 16, 2009

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